EXHIBIT 99.2

FBR & Co. Announces 1-for-4 Reverse Stock Split

ARLINGTON, Va., Feb. 5, 2013 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) (the "Company"), a leading investment bank serving the middle market, announced today that it will effect a 1-for-4 reverse stock split (the "Reverse Stock Split") of the Company's issued and outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), effective at 9:00 a.m., Eastern Time, on February 28, 2013 (the "Effective Time").

As a result of the reverse stock split, every four shares of the Company's Common Stock issued and outstanding immediately prior to the Effective Time will be combined into one share of Common Stock. The Company will not issue fractional shares of common stock. Instead, if a fractional interest in a share of Common Stock would be deliverable to a shareholder pursuant to the Reverse Stock Split, the Company shall pay an amount in cash equal to the product of (i) the fractional share interest otherwise issuable to such shareholder as a result of the Reverse Stock Split, multiplied by (ii) the product of (A) the volume weighted average price of the Company's Common Stock on the five trading days prior to the Effective Time, as reported by the NASDAQ Global Select Market, multiplied by (B) four.

After the Reverse Stock Split, the Company's shares will continue to trade on the NASDAQ Global Select Market under the symbol "FBRC" with the letter "D" added to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred. The Company's registered shares of Common Stock trading on a split-adjusted basis on the NASDAQ Global Select Market will do so under a new CUSIP number ― 30247C 400. The Company's registered shares of Common Stock that were previously issued to accredited investors will have a new CUSIP number ― 30247C 509.

Based upon the current number of issued and outstanding shares of Common Stock of approximately 47.3 million shares, the number of shares of Common Stock issued and outstanding immediately after the Reverse Stock Split will be approximately 11.8 million shares.

About FBR & Co.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

The FBR & Co. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6405

Cautionary Statement Regarding Forward Looking Information

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

CONTACT: Media: Shannon Small at 703.469.1190
         or ssmall@fbr.com
         Investors:  Bradley J. Wright at 703.312.9678
         or bwright@fbr.com